Exhibit 99.1

HEALTHIER CHOICES MANAGEMENT CORP. TO PRESENT AT THE 7TH ANNUAL LD MICRO INVITATIONAL

LOS ANGELES, CA / ACCESSWIRE / June 2, 2017 / Healthier Choices Management Corp. (OCT Pink: HCMC.OB), a holding company specializing in providing consumers with healthier alternatives to everyday lifestyle choices, today announced that it will be presenting at the 7th annual LD Micro Invitational on Wednesday, June 7th at 2:00 PM PDT in Track 4. Jeffrey Holman, the company’s CEO, will be giving the presentation and meeting with investors.

Healthier Choices Management Corp. currently operates 13 retail vape stores in the Southeast region of the United States. The company offers e-liquids, vaporizers and related products through our retail vape stores. The company, through its wholly owned subsidiary Healthy Choice Markets, Inc., also operates Ada’s Natural Market, a natural and organic grocery store. The Fort Myers, Florida store offers fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items. The core mission of the store is to specialize in facilitating a healthy and positive lifestyle. Healthy Choice Markets recently opened its first Greenleaf Grill in the Golisano Children’s Hospital, also located in Fort Myers, Florida, offering healthier eating choices to patients, their families, staff and the surrounding medical campus.

“This year, not only do we have a record number of companies making their LD Micro debuts, but a record number of companies presenting for the first time in their company’s history,” stated Chris Lahiji, President of LD Micro. “LD has established itself as the one venue that brings the most influential players from all segments of the market under one roof.”

The conference will be held at the Luxe Sunset Bel Air Hotel and will feature 180 companies in the small / micro-cap space.

View Healthier Choices Management Corp.’s profile here: http://www.ldmicro.com/profile/hcmc

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About Healthier Choices Management Corp.

Healthier Choices Management Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. One segment of our business is a U.S.-based retailer of vaporizers and e-liquids. The other segment is our natural and organic grocery operations in Ft. Myers, Florida. Healthier Choices Management Corp. sells direct to consumer via company-owned brick-and-mortar retail locations operating under “The Vape Store”, “Ada’s Natural and Organic” and the “Greenleaf Grill” brands.

See Healthier Choices Management Corp. (www.healthiercmc.com). The Company’s investor presentation at this year’s LD Micro Invitational can found at http://www.healthiercmc.com.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into an event platform hosting several influential conferences annually (Invitational, Summit, and Main Event). In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and microcap universe.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com for more information.

Contact:

John Ollet

Chief Financial Officer

888-482-3671

jollet@hcmc1.com

Source: Healthier Choices Management Corp. via LD Micro